AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement
Under the Securities Act of 1933

Contact Minerals Corp.
(Name of Small Business Issuer as Specified In Its Charter)

Nevada	1000	39-2060052
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification No.)

Suite 206 - 475 Howe Street
Vancouver, British Columbia, Canada V6C 2B3
Telephone No.: (604) 629-1007
(Address and telephone number principal
executive offices and place of business)

Kerry McCullagh, President
Contact Minerals Corp.
c/o Suite 304, 2470 Saint Rose Parkway
Henderson, Nevada 89074
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Fraser and Company LLP
Suite 1200, 999 West Hastings Street
Vancouver, British Columbia, Canada V6C 2W2
Telephone No.: (604) 669-5244
Facsimile No.: (604) 669-5791

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Calculation Of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common	3,640,000	$0.20	$728,000	$22.35

Up to 3,640,000 shares of our common stock may be sold by the selling shareholders to the public at a fixed price of $0.20 per share until such time as the shares of our common stock is quoted on the NASD Over-the-Counter Bulletin Board ("OTCBB") or listed on an exchange. Although we intend to apply for quotation of our common stock on the OTCBB, public trading of our common stock may never materialize. If our common stock becomes quoted on the OTCBB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(COVER CONTINUED ON FOLLOWING PAGES)

Preliminary Prospectus, Subject to Completion

Contact Minerals Corp.
3,640,000 shares of Common Stock at $0.20 per share

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Contact Minerals Corp. will not receive any proceeds from this offering and has not made any arrangements for the sale of these securities. See "Risk Factors" commencing on page 7 for a full discussion of the risks involved in this offering.

	Offering Price	Commissions	Proceeds to Selling Shareholders
Per Share	$0.20	n/a	$0.20
Total	$728,000	n/a	$728,000

The information in this prospectus is not complete and may be changed. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is _________________, 2007.

Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Contact Minerals Corp.", the "Company", "we," "us," and "our" refer to Contact Minerals Corp. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.

CONTACT MINERALS CORP. was incorporated under the laws of the State of Nevada on April 25, 2007. We have not commenced active business operations. As of the date hereof, all our cash has been raised from the issuance of securities. We are a "shell company" as defined by the rules of the Securities and Exchange Commission.

We are an exploration stage company that recently acquired our mineral property. Presently, our business plan is to perform exploration on our mineral property. Our only property (the "Triune Property", "Triune Project" or "Triune claims") consists of six mineral claims covering 79.69 hectares (202 acres) located about 15 miles southeast of the Village of Trout Lake, which is located approximately 48 miles southeast of the Town of Revelstoke, in the Revelstoke Mining District of British Columbia. The Triune Property consists of six Crown Granted (patented) mineral claims: Triune, Enterprise, Silver Chief, Kamloops Fraction, Revenge and Kamloops. We intend to explore for base and precious metals on our property. There can be no assurance that valuable minerals exist on our property until proper geological work and analysis is performed. Our property has no proven or probable mineral reserves. We have a Property Option Agreement to acquire a 100% interest in and to the six mineral claims called the Triune Property by paying a total of $25,000 in cash over a two year period to Mr. William McCullagh, the registered owner of the Triune claims. William McCullagh is the father of Kerry McCullagh, the President of our Company. William McCullagh purchased the Triune Property for $23,800 (CDN$25,000). As of the date hereof, $2,500 has been paid to Mr. William McCullagh. The Triune Property is subject to a 1% Net Smelter Royalty interest payable to William McCullagh to a maximum of $1,000,000.

Our administrative office is located at Suite 206, 475 Howe Street, Vancouver, British Columbia, Canada, V6C 2B3, telephone (604) 629-1007. Our registered office is located at 2470 Saint Rose Parkway, Suite 304, Henderson, Nevada 89074. Our fiscal year end is July 31.

The Offering

Securities Being Offered	Up to 3,640,000 shares of our common stock held by the selling shareholders named in this prospectus.

Offering Price and Plan of Distribution

The selling shareholders named in this prospectus will sell the 3,640,000 shares of our common stock offered under this prospectus at an offering price of $0.20 per share unless the offered shares are quoted on the over-the-counter bulletin board. We intend to apply to the over- the-counter bulletin board to allow for the trading of our common stock when we become a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

Minimum number of Shares to be sold in this Offering	None.

Securities issued and to be issued	7,140,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the 3,640,000 shares to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Summary Financial Information
		As of Fiscal Year
		Ended July 31, 2007
Balance Sheet Data:
Working Capital		$47,455
Total Assets		$76,217
Total Liabilities		$28,762
Shareholder's Equity		$47,455

Statement of Operations Data:
Revenue		NIL
Total Expenses		$18,676
Net Income (Loss)	$	(18,676)

INVESTMENT IN OUR COMPANY INVOLVES SIGNIFICANT RISKS BECAUSE OUR MINERAL CLAIMS ARE AT THE EXPLORATION STAGE AS OPPOSED TO THE DEVELOPMENT STAGE. OUR MINERAL CLAIMS DO NOT HAVE A KNOWN BODY OF COMMERCIAL ORE. THE COMPANY WILL NOT BE RAISING ANY FUNDS IN THIS OFFERING. THE COMPANY WILL USE AVAILABLE WORKING CAPITAL TO CONDUCT A PHASE I EXPLORATION PROGRAM CONSISTING OF ROAD RECONSTRUCTION, TRENCHING AND BLASTING, AND MAPPING AND SAMPLING AT AN ESTIMATED COST OF $29,900. IF FAVOURABLE RESULTS ARE OBTAINED FROM THE PHASE I EXPLORATRION PROGRAM, A PHASE II PROGRAM CONSISTING OF DIAMOND DRILLING WILL BE CONDUCTED AT AN ESTIMATED COST OF $141,450. WE PRESENTLY HAVE THE FUNDS TO CONDUCT ONLY A PHASE I PROGRAM. WE DO NOT HAVE THE FUNDS TO CONDUCT A PHASE II PROGRAM. WE WILL NEED TO RAISE ADDITIONAL MONEY BY PRIVATE PLACEMENTS TO MEET ANY FUTURE FUNDING REQUIREMENTS. WE ARE ALSO CONSIDERED A SHELL COMPANY AS DEFINED BY RULE 405 OF THE SECURITIES ACT AND EXCHANGE ACT RULE 12B-2 BECAUSE WE HAVE NOMINAL ASSETS.

Risk Factors

There is no assurance that our business will be profitable. We must conduct exploration to determine what amount, type and tenure of minerals, if any, exist on our property. We do not claim to have any reserves whatsoever at this time on any of our claims. An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

We are a recently organized business and you cannot evaluate the investment merits of our Company because we have no operating history.

Our Company is only recently organized with no operating history, which makes it difficult to evaluate the investment merits of our Company. Our Company was organized on April 25, 2007 and is a start-up company. We have no operating history and we do not have any business prior to our organization. As of July 31, 2007, we incurred total expenses of $18,676.

We may not be able to continue as a going concern if we do not obtain additional financing.

Because of our lack of sufficient funds and short operating history incurring only expenses, and no revenues, our independent accountants' audit report states that there is substantial doubt about our ability to continue as a going concern. Our independent auditor in its audit report has stated that we incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations. As of the date hereof, all our cash has been raised from the issuance of securities.

If we do not obtain additional financing, our business will fail because we cannot fund our planned exploration program.

In order for us to perform any further exploration under a Phase II exploration program, we will need to obtain additional financing. As of July 31, 2007, we had cash in the amount of $76,217. We currently do not have any operations and we have no income. Our business plan calls for incurring additional expenses in connection with road reconstruction, trenching and blasting, and mapping and sampling for a Phase I program. We have sufficient funds to carry out Phase I of our exploration program. We do not have the funds to conduct a Phase II exploration program, if one is called for. We are not reserving any of our cash for additional exploration programs. If our exploration programs are successful in discovering ore of commercial tonnage and grade, we will require additional funds in order to place the Triune claims into commercial production. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market price for base and precious metals and the cost of exploring for these minerals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because our sole executive officer and director does not have formal training specific to the mining industry, there is a higher risk our business will fail.

Mr. Kerry McCullagh, our sole executive officer and director, does not have any formal training as a geologist, or in the technical aspects of management of a company specializing in mining and exploration for base and precious metals. With no direct formal training in these areas, our management may not be fully aware of the specific technical requirements related to working within this industry. Although Mr. Kerry McCullagh has some related business experience with exploration companies, his decisions and choices may not take into account standard exploration or mining approaches commonly used in the industry. Consequently, our operations and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because our sole executive officer and director has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Kerry McCullagh, our sole executive officer and director, is also a principal of Polar Capital Corp., now a private British Columbia consulting company providing management and administrative services to mining exploration companies. Because we are in the early stages of our business, Mr. Kerry McCullagh devotes approximately 10 hours per week to our affairs. If the demands of our business require the full business time of Mr. Kerry McCullagh, he is prepared to adjust his timetable to devote up to 20 hours a week. However, Mr. Kerry McCullagh may not be able to devote sufficient time to the management of our business, as and when needed. It is possible that the demands of Mr. Kerry McCullagh's other business interests will increase with the result that he would no longer be able to devote sufficient time to the management of our business. Competing demands on Mr. Kerry McCullagh's time may lead to a divergence between his interests and the interests of other shareholders.

We are highly dependent on our senior management. The loss of our sole executive officer could hinder our ability to pursue our stated plan of operation and obtain debt or equity financing, if and when required.

We believe that our continued success depends to a significant extent upon the efforts and abilities of our senior management and in particular Kerry McCullagh, our sole executive officer and director. Mr. Kerry McCullagh has worked in the mining exploration industry for over 20 years. We believe that the loss of Mr. Kerry McCullagh's business and management experience could hinder our ability to pursue our stated plan of operation and obtain debt or equity financing, if and when required.

Because the owner of the Triune Property is the father of Kerry McCullagh, our sole director and executive officer and principal shareholder, there may be conflicts of interest when our Company transacts any business with William McCullagh.

There may be conflict of interest situations whenever our Company conducts any business with William McCullagh, the registered owner of the Triune Property. Mr. William McCullagh is the father of Kerry McCullagh, our sole director and executive officer and principal shareholder of Contact. There is no way to prevent or control any business transactions between Contact and Mr. William McCullagh relating to the Triune Property that could have a negative or unfavorable consequence for Contact. There is a significant risk that Contact may not receive fair treatment in any transaction connected to the Triune Property and as a result the shareholders of Contact will be adversely affected.

We have no known mineral resources and if we cannot find any mineral resources we may have to cease operations.

We have no measured mineral bodies. If we do not find a mineral body or bodies containing valuable minerals or metals or if we cannot conduct further exploration of any minerals, either because we do not have money to do it or because it is not economically feasible to do it, we may have to cease operations and you will loose your investment.

Our sole asset is a Property Option Agreement and if we fail to make the required payments on a timely basis, we will lose the right to acquire a 100% interest in and to the Triune Project.

Under the Property Option Agreement we have a right and option to acquire a 100% interest in and to the Triune claims by paying a total of $25,000 in cash over a two year period to Mr. William McCullagh. The failure of our Company to make any cash payments within the contractual time limit will allow Mr. William McCullagh to terminate the Agreement. If the Agreement is terminated, we will lose all rights to the Triune Property, including any payments previously made to Mr. William McCullagh. The Property Option Agreement is our sole asset and if we lose the contractual rights to acquire the Triune Property, we will have no assets and you may lose all your investment.

Title to the Triune claims is registered in the name of Mr. William McCullagh and he may transfer title to third parties without our knowledge.

The Property Option Agreement only gives us a right to acquire the Triune claims by fulfilling our obligations under the contract. We cannot prevent Mr. William McCullagh from transferring the Triune Property to third parties. A third party has no way of knowing that we have rights to the Triune Property since ownership is registered in the name of Mr. William McCullagh at the Kootenay Land District of the Revelstoke Mining Division in the Province of British Columbia. If the Triune Property is transferred to third parties we may have to litigate in order to determine our ownership rights. There is no way of knowing if Mr. William McCullagh will or has transferred the property to third parties. Our only protection is our contractual rights under the Agreement.

The Triune claims expire annually and Contact is dependent upon Mr. William McCullagh to maintain the claims during the term of the Property Option Agreement.

We are dependent upon William McCullagh, as the registered owner of the Triune claims to maintain the claims in good standing at all times during the term of the Property Option Agreement, including the payment of any fees and compliance with any requirements of the Kootenay Land District of the Revelstoke Mining Division in the Province of British Columbia. We have no standing to protect and defend the Triune claims until such time as we have finalized the payments to Mr. William McCullagh and acquired the Triune Property. In the event that he should fail to protect and defend the claims, our only protection is our contractual rights under the Property Option Agreement, which could result in the loss of your total investment. There are no other obligations or payments required to keep the claims in good standing other than the annual payments. The annual payments are determined by the size of each claim and presently based on a fixed rate of approximately $0.48 per acre (CDN$1.25 per hectare). Last year‘s total annual payments on the Triune claims were $96.62 (CDN$99.61) . We do not expect this rate to substantially change in the near future. We are required to obtain additional work permits from the British Columbia Ministry of Energy and Mines for any exploration work that results in a physical disturbance to the land. We may be required to obtain a permit for our Phase I and Phase II programs. Each work permit will cost approximately $1,455 (CDN$1,500).

Since we are subject to compliance with government regulation, which may change, the anticipated costs of our exploration program may increase.

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Mining Act of British Columbia as we carry out our exploration programs. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

Risks associated with this Offering

Because we have nominal assets, we are considered a "shell company" and will be subject to more stringent reporting requirements.

The Securities and Exchange Commission ("SEC") has recently adopted Rule 405 and Exchange Act Rule 12b-2 which defines a shell company as a registrant that has no or nominal operations, and either (a) no or nominal assets; (b) assets consisting solely of cash and cash equivalents; or (c) assets consisting of any amount of cash and cash equivalents and nominal other assets. Our balance sheet states that we have cash as our only asset therefore, we are defined as a shell company. The new rules prohibit shell companies from using a Form S-8 to register securities pursuant to employee compensation plans. However, the new rules do not prevent us from registering securities pursuant to registration statements. Additionally, the new rule regarding Form 8-K requires shell companies to provide more detailed disclosure upon completion of a transaction that causes it to cease being a shell company. We must file a current report on Form 8-K containing the information required pursuant to Regulation SB and in a registration statement on Form 10-SB, within four business days following completion of the transaction together with financial information of the private operating company. In order to assist the SEC in the identification of shell companies, we are also required to check a box on Form 10-QSB and Form 10-KSB indicating that we are a shell company. To the extent that we are required to comply with additional disclosure because we are a shell company, we may be delayed in executing any mergers or acquiring other assets that would cause us to cease being a shell company.

Because our sole executive officer and director, Mr. Kerry McCullagh, controls approximately 56% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Kerry McCullagh are inconsistent with the best interests of other stockholders.

Mr. Kerry McCullagh, our sole executive officer and director, controls approximately 56% of our issued and outstanding shares of common stock. Accordingly, in accordance with our articles of incorporation and bylaws, Mr. Kerry McCullagh is able to control who gets elected to our board of directors and thus could act, or could have the power to act, as our management. The interests of Mr. Kerry McCullagh may not be, at all times, the same as that of other shareholders. Since Mr. Kerry McCullagh is not simply a passive investor but is also one of our active executives, his interests as an executive may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Kerry McCullagh exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our board of directors. Also, Mr. Kerry

McCullagh will have the ability to significantly influence the outcome of most corporate actions requiring shareholder approval, including the merger of Contact with or into another company, the sale of all or substantially all of our assets and amendments to our articles of incorporation. This concentration of ownership with Mr. Kerry McCullagh may also have the effect of delaying, deferring or preventing a change in control of Contact, which may be disadvantageous to minority shareholders.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 3,640,000 shares of our common stock through this prospectus. Our common stock is presently not traded or quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is quoted will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 51% of the common shares outstanding as of the date of this prospectus.

Because there is no public trading market for our common stock, you may not be able to resell your shares.

Our Company plans to have its shares quoted on the NASD's OTC Bulletin Board. There are no assurances that we will be successful in listing our shares. There is currently no public trading market for our common stock. Therefore there is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares.

Re-sale restrictions for British Columbia residents and other Canadian residents may limit the ability of our shareholders to sell their securities.

Selling shareholders, who are all residents of British Columbia, have to rely on an exemption from prospectus and registration requirements of B.C. securities laws to sell their shares, which are being registered for resell by this prospectus. Selling shareholders have to comply with B.C. Securities Commission's BC Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to resell their shares. BC Instrument 72-502 requires, among other conditions, that B.C. residents hold the shares for 4 months and limit the volume of shares sold in a 12-month period. (See "Canadian Securities Law"). These restrictions will limit the ability of the B.C. residents to resell the securities in the United States and therefore, may materially affect the market value of your shares. Residents of other Canadian provinces have to rely on available prospectus exemptions to re-sell their securities and if no exemptions can be relied upon, then the shareholders may have to hold the securities for an indefinite period of time. Shareholders of other Canadian provinces should consult independent legal counsel to determine the availability and use of prospectus exemptions to re-sell their securities.

Use Of Proceeds

We will not receive any proceeds from the sale of common shares offered in this prospectus by our selling shareholders.

Determination Of Offering Price

The $0.20 per share offering price of our common shares by which our selling shareholders will sell their shares prior to the quotation of the Company's shares on the NASD Over-the-Counter Bulletin Board ("OTCBB") was arbitrarily chosen based on our internal assessment of what the market would support. Our President, Kerry McCullagh, purchased 4,000,000 of our common shares at a price of $0.001 per share on June 25, 2007, of which 500,000 shares are held by Polar Capital Corp., a company controlled by Kerry McCullagh. The sales price of our common shares from our July 15, 2007 private placement offering of 2,400,000 common shares was $0.01 per share. On July 31, 2007 the Company made another private offering of 740,000 common shares at a price of $0.05 per share. The offering price of our shares is substantially higher than the price paid by our founder, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution.

You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

We intend to apply to the OTCBB to allow the quotation of our common stock upon us becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling shareholders

The selling shareholders named in this prospectus are offering 3,640,000 shares of common stock of which 3,140,000 of the shares were acquired by the selling shareholders from us in offerings that were exempt from registration under Regulation S of the Securities Act of 1933 and completed July 15, 2007 and July 31, 2007. Of the securities offered in this prospectus, 500,000 shares were acquired by Kerry McCullagh, the President of the Company, from us in an offering that was exempt from registration under Section 4(2) of the Securities Act on June 25, 2007.

The term "selling shareholders" includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge or other non-sale related transfer.

Based on information provided to us by the selling shareholders, the following table provides information regarding the number of shares of our common stock held by each of the selling shareholders as of the date hereof, including: (1) the total number of shares that are to be offered by each; (2) the percentage owned by each prior to the offering; (3) the percentage owned by each upon completion of the offering; and, (4) the identity of the beneficial holder of any entity that owns the shares.

Name and Address of Selling	Shares Beneficially Owned		Total Shares	Shares Beneficially
Shareholders	Prior to the Offering		Offered by this	Owned After the
			Prospectus	Offering
	Number	Percent
				Number	Percent

NICHOLAS BEAUCHESNE Coquitlam, B.C.	25,000	*	25,000	Nil	Nil

ALLEN BLEACKLEY Kenaston, Saskatchewan	200,000	2.8%	200,000	Nil	Nil

ORVILLE BRILL Burnaby, B.C.	75,000	1.1%	75,000	Nil	Nil

JOHN BURNS Aldergrove, B.C.	100,000	1.4%	100,000	Nil	Nil

STEPHEN BURNS Aldergrove, B.C.	100,000	1.4%	100,000	Nil	Nil

NILS CARLSON North Vancouver, B.C.	75,000	1.1%	75,000	Nil	Nil

CARL DEKELVER Clearwater, B.C.	75,000	1.1%	75,000	Nil	Nil

JENNIFER DODSWORTH Aldergrove, B.C.	10,000	*	10,000	Nil	Nil

THORNTON DONALDSON West Vancouver, B.C.	75,000	1.1%	75,000	Nil	Nil

CHAD FIRBY Kenaston, Saskatchewan	200,000	2.8%	200,000	Nil	Nil

LEILA CHRISTINE FIRBY Kenaston, Saskatchewan	200,000	2.8%	200,000	Nil	Nil

J. DON GEORGE Kenaston, Saskatchewan	200,000	2.8%	200,000	Nil	Nil

JASON M. GEORGE Kenaston, Saskatchewan	200,000	2.8%	200,000	Nil	Nil

KEN HARRIS Aldergrove, B.C.	10,000	*	10,000	Nil	Nil

HAROLD HERRICK Wells, B.C.	100,000	1.4%	100,000	Nil	Nil

GEORGE JENNEX Quesnel, B.C.	10,000	*	10,000	Nil	Nil

HEATHER DAWN JUDSON Nanaimo, B.C.	15,000	*	15,000	Nil	Nil

DIANA KING Vancouver, B.C.	200,000	2.8%	200,000	Nil	Nil

RICK LANGER West Vancouver, B.C.	75,000	1.1%	75,000	Nil	Nil

RAYMOND DOUGLAS LEBOURDAIS Horsefly, B.C.	75,000	1.1%	75,000	Nil	Nil

LINDA CAROLINE LENARDON Surrey, B.C.	25,000	*	25,000	Nil	Nil

MICHAEL McCULLAGH	200,000	2.8%	200,000	Nil	Nil

Wells, B.C.

WILLIAM McCULLAGH Aldergrove, B.C.	200,000	2.8%	200,000	Nil	Nil

RAY MARTIN North Vancouver, B.C.	75,000	1.1%	75,000	Nil	Nil

DOUGLAS MERRICK Wells, B.C.	75,000	1.1%	75,000	Nil	Nil

DAVID PARFITT Richmond, B.C.	200,000	2.8%	200,000	Nil	Nil

POLAR CAPITAL CORP(4) Vancouver, B.C.	500,000	7.0%	500,000	Nil	Nil

WILBUR P. POOL Aldergrove, B.C.	100,000	1.4%	100,000	Nil	Nil

RANDALL POW Vancouver, B.C.	100,000	1.4%	100,000	Nil	Nil

HEATHER REID Barkerville, B.C.	15,000	*	15,000	Nil	Nil

JAMES ALAN SHEDDEN Kelowna, B.C.	100,000	1.4%	100,000	Nil	Nil

ALAN G. THOMPSON West Vancouver, B.C.	10,000	*	10,000	Nil	Nil

DOUG THOMPSON Quesnel, B.C.	10,000	*	10,000	Nil	Nil

E. ALLAN TIPMAN Calgary, Alberta	10,000	*	10,000	Nil	Nil

TOTAL:			3,640,000

(1)	Other than William McCullagh, who is the father of our President, Kerry McCullagh, and Michael McCullagh, who is the brother of Kerry McCullagh, none of the selling security holders:

(i) has had a material relationship with us or any of our affiliates other than as a security holder at any time within the past three years; or

(ii) has ever been one of our officers or directors.

Except as disclosed hereof, none of our selling shareholders are broker-dealers or affiliates of broker-dealers.

(2)

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling security holders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(3)

Applicable percentage of ownership is based on 7,140,000 common shares outstanding as of the date hereof, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(4)	Kerry McCullagh has investment and voting control over this private company. Kerry McCullagh also owns an additional 3,500,000 shares registered in his name.

*	Represents less than 1%.

Plan Of Distribution

Summary

We have agreed to register for public resale our common shares, which have been issued to the selling shareholders. This offering will terminate on the earlier of (i) the date that all shares offered by this prospectus have been sold by the selling stockholders, (ii) twenty-four (24) months from the effective date of the Registration Statement on Form SB-2 that we have filed with the SEC, or (iii) the date of all the selling stockholders may sell all of the shares described herein without restriction pursuant to Rule 144 of the Securities Act. The selling shareholders will receive all of the net proceeds from their sales. Prior to having its shares quoted on OTCBB, the selling shareholders may, from time to time, sell all or a portion of the shares of common stock of our Company, which they own at $0.20 per share. After the shares of the Company are quoted for trading on the OTCBB, the selling shareholders may sell their shares at the then market prices on the OTCBB or privately negotiated prices, which may be less than or greater than $0.20 per share. Presently, the selling shareholders cannot sell their common stock of our Company in accordance with Rule 144 under the Securities Act.

The selling shareholders may sell their shares of common stock of our Company directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. Brokers or dealers may receive commissions, discounts or concessions from a selling shareholder or, if any such broker or dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved.

The selling shareholders and any brokers, dealers or agents that participate with the selling shareholders in sales of their shares of common stock of our Company may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such brokers, dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We are required to pay all fees and expenses incident to the registration of our shares of common stock offered hereby other than broker or dealer discounts and commissions.

Selling shareholder's "Underwriter" Status; prospectus Delivery Requirement

As indicated on the prospectus cover page, all shareholders as of the date of this prospectus who resell such shares may be deemed to be statutory "underwriters" (as defined in Securities Act of 1933 Section 2(11)) and "engaged in a public distribution". Accordingly, Contact intends to deliver a prospectus to each shareholder. Each selling shareholder should review it carefully and deliver it to any broker or dealer engaged to sell stock or to any buyer in a direct sale. Selling shareholders and certain brokers and dealers are required to deliver a prospectus 48 hours prior to confirming sales. See the back cover page of the prospectus. Additional copies of the prospectus may be printed by accessing it on the SEC website at http://www.sec.gov, or it may be obtained by writing or calling Contact at Suite 206, 475 Howe Street, Vancouver, British Columbia, Canada, V6C 2B3, telephone (604) 629-1007. See "Selling Shareholders" above for information as to the largest shareholders, the amounts owned, and any relationships with Contact.

Suggested Selling Shareholder's Underwriting Compliance Procedures

Except as indicated under "Selling Shareholders" none of the shareholders is known to Contact to be a broker- dealer or affiliates of broker-dealers or to have any experience in the distribution of securities or to have any material relationships with Contact. Contact is not aware of any intent by a shareholder to engage in passive market making transactions as permitted by Rule 10b-6A under the Securities Exchange Act of 1934 or in stabilization or other transactions affecting the market price. We are not aware of any intent by our officers, directors or principal shareholders to purchase shares from selling shareholders.

It is suggested to selling shareholders that, to avoid technical violations of underwriting regulations, they should observe the prospectus delivery requirement described above and on the back cover of the prospectus, as well as the following suggested procedures, and also consult legal counsel. These suggestions do not constitute legal advice or any representation or warranty that these are necessary or sufficient to comply with, or avoid enforcement action (civil or criminal) for alleged violations of, any type of law. Shareholders engaging in any direct or indirect transactions of any nature as to any of Contact's securities do so at their own risk and expense. All sales should be conducted through brokers or dealers, who should be given a copy of the prospectus and advised of the SEC and NASD position that such sales may be deemed to be part of a "public distribution" by statutory "underwriters" (selling shareholders). No purchases of shares or other transactions having the purpose or effect of affecting the price should be engaged in by or on behalf of shareholders before or after the sale. Contact's public reporting status should be brought to the brokers' or dealers' and buyers' attention. Updated information about Contact will be in its reports to the SEC at http://www.sec.gov. See "Available Information" near the end of the prospectus, for further details on how to obtain copies of such reports.

Although isolated resales often are exempt from state "blue sky" securities regulation and registration requirements, and the reporting company status of an issuer broadens the availability of resale exemptions, selling shareholders should be cautious in view of their "underwriter" status in the eyes of the SEC and NASD. They are urged to consult qualified local securities counsel. Contact is not undertaking, and it will be the selling shareholders' responsibility, to file any necessary state exemption, qualification, or registration statements or notices (such as Form U-1) and offering documents (such as this prospectus) if needed for resales in a particular state.

The selling shareholders may offer their shares of common stock at various times in one or more of the following transactions:

  in over-the-counter market;

  in private transactions other than in the over-the-counter market;

  in connection with short sales of our shares;

  by pledge to secure debts and other obligations; or

  in a combination of any of the above transactions.

The selling shareholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. Until the shares of the Company are quoted for trading on the OTCBB, the selling shareholders will sell their shares at a price of $0.20 per share. After the shares of the Company are quoted for trading on the OTCBB, the selling shareholders may sell their shares at the then market prices on the OTCBB or privately negotiated prices, which may be less than or greater than $0.20 per share.

The selling shareholders may use brokers or dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:

  block trades in which the broker or dealer so engaged will attempt to sell the selling shareholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or

  ordinary brokerage transactions and transactions in which the broker solicits purchasers.

If a broker or dealer is engaged by a selling shareholder, such broker or dealer may either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling shareholders may act as principals or agents in connection with the offer or sale of shares by selling shareholders.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that Rule.

Selling shareholders have been advised that during the time each is engaged in distribution of the securities covered by this prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

  shall not engage in any stabilization activity in connection with our securities;

  shall furnish each broker through which securities covered by this prospectus may be offered the number of copies of this prospectus which are required by each broker; and

  shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.

The selling shareholders and any brokers, dealers or agents that participate with the selling shareholder in sales of the shares may be deemed to be underwriters within the meaning of the Securities Act in connection with such sales and subject to any liabilities under such Act. Any commissions received by such brokers, dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Canadian Securities Law

Selling shareholders who are resident of a province other than British Columbia will have to rely on available prospectus exemptions to resell their securities. If they cannot rely on an available prospectus exemption, such non-British Columbian Canadian residents may be subject to an indefinite hold period with respect to their Contact securities. All Canadian shareholders should consult independent legal counsel with respect to ascertaining any available prospectus exemptions for reselling their Contact securities. Selling shareholders who are residents of British Columbia may to rely on an exemption from prospectus and registration requirements of B.C. securities laws to sell their shares, which are being registered for resell by this prospectus. The selling shareholders may rely on the B.C. Securities Commission's Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to comply with B.C. securities laws to resell their shares.

According to BC Instrument 72-502, a B.C. resident who acquired securities under a prospectus exemption in a company that is not a reporting issuer under the B.C. Securities Act may sell those securities without filing a prospectus under the Act, if the following conditions are met:

(1)	The securities of the company are registered under section 12 of the U.S. Securities Exchange Act of 1934, as amended, or the company is required to file reports under section 15(d) of that Act.

(2)	The seller's residential address or registered office is in British Columbia.

(3)	A 4-month period has passed since the date the company issued the securities to the seller, or a control person sold the securities to the seller.

(4)	If the seller is a control person of the company, then the seller has held the securities for at least 6 months.

(5)

The number of securities the seller proposes to sell under BCI 72-502, plus the number of securities of the company of the same class that the seller has sold in the preceding 12-month period, does not exceed 5% of the company's outstanding securities of the same class.

(6)	The seller sells the securities through a registered investment dealer.

(7)	The registered investment dealer executes the trade through an exchange, or market, outside Canada.

(8)	There has been no unusual effort made to prepare the market or create a demand for the securities.

(9)	The seller has not paid any extraordinary commission or other consideration for the trade.

(10)

If the seller is an insider of the company, the seller reasonably believes that the company is not in default of the securities legislation (including U.S. federal and state securities legislation) that governs the company.

Special Note Regarding Forward Looking Statements

Some of the statements under the "Prospectus Summary," "Risk Factors," "Plan of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

Legal Proceedings

We are not currently a party to, nor is any of our property currently the subject of, any pending legal proceeding. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

Our agent for service of process is Empire Stock Transfer Inc., of 2470 Saint Rose Parkway, Suite 304, Henderson, Nevada 89074.

Directors, Executive Officers, Promoters And Control Persons

Executive Officers And Directors

The following table sets forth the directors and executive officers of our Company, their ages, term served and all officers and positions with our Company. Pursuant to our bylaws, our directors are elected at our annual meeting of stockholders and each director holds office until his successor is elected and qualified. Officers are elected by our Board of Directors and hold office until an officer's successor has been duly appointed and qualified unless an officer sooner dies, resigns or is removed by the Board.

There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity.

Name and Address of Director	Age	Position
Kerry McCullagh Suite 206 – 475 Howe Street Vancouver, British Columbia V6C 2B3 Canada	50	Director and President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer

Set forth below is a brief description of the background and business experience of our sole executive officer and director for the past five years:

Kerry McCullagh has been a Director and President of the Company since April 2007. Mr. McCullagh has been involved in the mineral exploration industry for more than twenty years though he has no professional training or technical credentials in the exploration, development and/or operations of metal mines.

Mr. McCullagh has participated in production gold mining, extensive exploration programs including preliminary sampling, trenching, as well as diamond drilling programs in both North and Central America. For the past 5 years, he has been self-employed. Mr. McCullagh is also the principal and sole shareholder of Polar Capital Corp., a private consulting British Columbia company that now provides management and administrative services to other mining exploration companies. He is not currently an officer or director of any other publicly listed company.

Mr. McCullagh was the President and Director of Imperial Consolidated Capital, a Nevada corporation that filed a Form 10-SB Registration Statement to become a reporting company under the Securities and Exchange Act of 1934. Imperial subsequently filed a Withdrawal of its Form 10-SB Registration Statement and filed a Form 15 Notice of Termination of Registration on July 12, 2006. The Triune Property was also the sole asset of Imperial Consolidated Capital. Due to business reasons, it became impractical for Imperial to file an amendment to its Form 10-SB Registration Statement. After the termination of Imperial’s registration under the Exchange Act of 1934, the shareholders of Imperial approved the termination of the property agreement between Imperial and William McCullagh and the Triune Property reverted back to William McCullagh. Imperial Consolidated Capital was voluntarily dissolved by the shareholders under the Nevada corporate statute, which was effective March 22, 2007. Imperial was never listed or quoted for trading in any public market and no trading activity of Imperial’s common shares was ever conducted by Imperial shareholders. A substantial number of the shareholders of Imperial Consolidated Capital are also the shareholders of Contact Minerals Corp.

During our early stages of business development, our President intends to devote approximately 10 hours per week of his time to our business. If, however, the demands of our business require more business time, such as raising additional capital or addressing unforeseen issues with regard to our plan of operation, he is prepared to adjust his timetable to devote up to 20 hours a week on our business in furtherance of our plan of operation. However, Mr. Kerry McCullagh may not be able to devote sufficient time to the management of our business, as and when needed.

Executive Compensation

To date, our director does not currently receive and has never received any compensation for serving as a director of the company. In addition, at present, there are no ongoing plans or arrangements for compensation of any of our officers. Presently, there are no plans or agreements for compensation of our officers and directors even if certain milestones are achieved in the business plan. However, we expect to adopt a plan of reasonable compensation to our officers and employees when and if we become operational and profitable.

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended July 31, 2007, by Mr. Kerry McCullagh, our sole executive officer.

Summary Compensation Table Long-Term Compensation Awards

	Compensation - July 31, 2007		($) Number of shares Underlying
Name and Principal Position	Salary	($) Bonus	Options (#)
Kerry McCullagh President	None	None	None

Presently, we do not pay our directors or officers any salary or consulting fee.

We do not presently have a stock option plan but intend to develop an incentive based stock option plan for our officers and directors in the future and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

Significant Personnel

We have no significant personnel other than our officers and directors. We presently rely on consultants and other third party contractors to perform administrative and geological services for the Company. We have no formal contracts with any of these consultants and contractors.

Committees of the Board of Directors

Our audit committee presently consists of our sole director. We do not have an audit committee or financial expert on our Board of Directors carrying out the duties of the audit committee. Our Board has determined that we do not need such an expert because we are a start-up exploration company and have no revenue. We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

Code of Ethics

We have presently not adopted a code of ethics due to the fact that we are in the early stage of our operations and have only recently commenced our business. We plan to adopt a Code of Ethics when our registration statement becomes effective.

Family relationships

Our President, Kerry McCullagh, is the son of William McCullagh, the registered owner of the Triune Property, the sole asset of our Company. Under a Property Option Agreement, Contact is required to make US$25,000 in cash payments to Mr. William McCullagh in order to maintain the right to purchase 100% of the Triune Property. There are no other family relationships among our directors or officers.

Involvement in certain legal proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our Company, each person known to our Company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our Company as a group:

		Amount and Nature of
Name and Address	Title of Class	Beneficial Ownership	Percentage of Class (1)

Kerry McCullagh Vancouver, B.C. President and Director	Common	4,000,000 shares(2)	56%

All officers & directors as a group (1 person)	Common	4,000,000 shares	56%

(1)	The percentage of class is based on 7,140,000 shares of common stock outstanding as of the date hereof.

(2)	3,500,000 shares are held by Kerry McCullagh and 500,000 shares are held by Polar Capital Corp., an entity controlled by Kerry McCullagh.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

Contact is presently authorized to issue 165,000,000 shares of which 150,000,000 shares are common stock, with a par value of $0.001 per share, and 15,000,000 shares are preferred stock with a par value of $0.001 per share. As of the date hereof, there were 7,140,000 shares of our common stock issued and outstanding, held by 35 stockholders of record.

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore. See "Dividend Policy."

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of Contact, the holders of shares of our common stock will be entitled to receive pro rata all assets of Contact available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation state that these provisions do not apply.

Combinations with Interested Stockholders

Nevada revised statues sections 78.411 to 78.444 provide state regulations over combination with the interested stockholder or any corporation which is, or after the merger or consolidation, would be, an affiliate or associate of the interested stockholder, unless the articles of incorporation or bylaws of the corporation provide that the provisions of those sections do not apply. Our articles of incorporation state that these provisions do not apply.

Interests of Named Experts and Counsel

No experts or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in Contact. Nor was any such person connected with Contact as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal Matters

Joseph I. Emas, Attorney at Law, has provided an opinion on the validity of our common stock.

Experts

Manning Elliott LLP, Chartered Accountants, our independent registered public accounting firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the period set forth in their audit report. Manning Elliott LLP has presented their report with respect to our audited financial statements. The report of Manning Elliott LLP is included in reliance upon their authority as experts in accounting and auditing.

Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Rule 144

A total of 7,140,000 shares of our common stock will be available for resale to the public after July 2008, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock, which in our case is equal to approximately 71,400 shares as of the date of this prospectus; or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock, which are not restricted securities.

Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

There is presently no agreement by any holder, including our "affiliates", of "restricted" shares not to sell their shares.

Penny Stock Regulation

Our shares will have to comply with the Penny Stock Reform Act of 1990, which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that has to comply with the penny stock rules. As our shares immediately following this offering will likely have to comply with such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

Holders

There are 35 shareholders of record for the common shares.

Dividends

No dividends have been declared on the common shares as of the date hereof.

Disclosures of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

In connection with the organization of Contact, Mr. Kerry McCullagh, the President and Director of our Company, purchased 4,000,000 shares at a price of $0.001 per share.

The owner of the Triune Property is Mr. William McCullagh, the father of Kerry McCullagh, our sole director and executive officer and principal shareholder. We have a Property Option Agreement with William McCullagh where we have an option to acquire 100% of the Triune Property by paying US$25,000 over a two-year period to William McCullagh. The Triune Property is subject to a 1% Net Smelter Royalty payable to William McCullagh to a maximum of US$1,000,000. After the Company exercises its option under the Property Option Agreement and acquires ownership of the Triune claims, William McCullagh will not hold any residual rights other than the 1% Net Smelter Royalty.

We have no formal written employment agreement or other contracts with our officers, and there is no assurance that the services to be provided by them, and facilities to be provided by Mr. Kerry McCullagh, will be available for any specific length of time in the future. Mr. Kerry McCullagh anticipates initially devoting up to approximately 10 hours a week of his business time to the affairs of our Company. If and when the business operations of our company increase and a more extensive time commitment is needed, Mr. Kerry McCullagh is prepared to devote up to 20 hours a week in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with our Company would be determined if and when such arrangements become necessary.

Business

History and Organization

Contact Minerals Corp. was incorporated under the laws of the state of Nevada on April 25, 2007. We have not commenced business operations and we are considered an exploration stage company. To date, our activities have been limited to organizational matters, obtaining a geology report on the Triune claims and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of our Company, the founding shareholder of our Company contributed an aggregate of US$4,000 cash in exchange for a total of 4,000,000 shares of common stock.

Property Option Agreement

The Triune claims consist of six mineral claims covering approximately 79.69 hectares (202 acres). The following table sets forth the details of the claim.

Lot #	Name of Claim	Area in Ha	Expiry Date
5681	Triune	20.56 Ha (52.2 acres)	July 1, 2008
5682	Enterprise	20.0 Ha (50.8 acres)	July 1, 2008
5683	Silver Chief	14.67 Ha (37.3 acres)	July 1, 2008
5684	Kamloops Fraction	2.25 Ha (5.7 acres)	July 1, 2008
5685	Revenge	8.19 Ha (20.8 acres)	July 1, 2008
4952	Kamloops	13.82 Ha (35.1 acres)	July 1, 2008

Under the Property Option Agreement, Mr. William McCullagh has a 1% Net Smelter Return ("NSR") royalty interest in the Triune claims, if and when Contact exercises its option to acquire a 100% interest in the Triune Property by making the required cash payments. The NSR is payable to William McCullagh to a maximum of US$1,000,000. The NSR means the gross value of ore, ore concentrates or bullion shipped from the Triune Property as shown on the smelter settlement sheets and any output or production tax levied with respect to production from the Triune Property.

The US$25,000 cash payments will be paid as follows:

(a)	US$2,500 upon signing of the Agreement (paid);

(b)	US$2,500 within 10 days of Contact being quoted for trading on the OTC Bulletin Board;

(c)	US$10,000 on the first anniversary date of the Agreement; and

(d)	US$10,000 on the second anniversary date of the Agreement.

Geology Report

Mr. W.G. Timmins, P.Eng. was hired by Contact to provide an initial Geology Report dated August 1, 2007 on the Triune claims. Mr. Timmins is a professional engineer and consulting geologist with 42 years of experience in mineral exploration, and has been involved in the evaluation, exploration and development of mineral properties throughout the United States, Canada, Latin and South America, Australia and New Zealand. Mr. Timmins does not have any interest in the Triune Property or the Company. The report is based on published and private reports, maps and data provided by the Company and in the public domain, and past visits to the area. Mr. Timmins’ report details the geological and exploration history of the Triune Property, including the land status, climate, geology and mineralization. Based upon previous exploration activity in the area and his personal knowledge of the property, Mr. Timmins recommends the Company conduct a specific exploration program on the Triune Property. The purpose of this report was to evaluate the area of the claim group, and the prior exploration work conducted on the claims, and to recommend an exploration program.

Recommended Exploration Program

Mr. Timmins recommends an initial two-phase exploration program, Phase I consists of road reconstruction, trenching and blasting, and mapping and sampling the property and is estimated to cost approximately $29,900. If the results of Phase I are favourable, a Phase II program will be conducted on the Triune Property and it will consist of diamond drilling at an estimated cost of $141,450.

Geological Exploration Program

Our mineral claims presently do not have any mineral reserves. The Triune Property has underground tunnels that were constructed during previous periods of mining activity. There is no mining plant or equipment located on the property.

We have not yet commenced physical exploration of the Triune claims. Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found.

The exploration program proposed by the Company's independent consultant is designed to determine whether mineralization exists to the extent that further exploration is recommended to outline any such mineralized zones. It is uncertain at this time the precise quantity of minerals in the property that would justify actual mining operations. If we decide to abandon our mineral claim at any stage of our exploration program, we intend to acquire other properties and conduct similar exploration programs. The other properties may be located in the same mining district or we may in the future explore properties located in other jurisdictions, which may include other provinces in Canada, or in the United States. Currently, the Company does not have any other properties or any intentions of acquiring any other properties.

William McCullagh will maintain the claims in good standing by paying approximately $99.61 per year to the Mineral Titles Branch of the Province of British Columbia, due July 1 every year. The next payment is due July 1, 2008. As of the date hereof, all required payments have been made to maintain the six mineral claims in good standing.

We plan to conduct a Phase I exploration program on the Triune Property in July of 2008 and if recommended, a Phase II exploration program in July of 2009. Due to extreme weather conditions, exploration activities can only be conducted between mid-July and October of each year.

Phase I costing $29,900 will consist of the following:

Road Reconstruction	$5,000
Trenching and Blasting	$5,000
Mapping and Sampling	$3,000

Mobilization and Demobilization	$3,000
Transportation, Trucks, etc.	$2,000
Camp, Accommodation and Board Costs	$4,000
Assay Costs	$2,000
Engineering, Supervision, reports, etc.	$2,000
Contingency @ 15%	$3,900
Total Cost - Phase I	$29,900

Phase II costing $141,450 will consist of the following:

Diamond Drilling including: mobilization/demobilization, camp costs, etc. are estimated: 2,500 feet NQ core @ $40/ft	$100,000
Transport and Travel, Truck, etc.	$5,000
Assaying, Analyses	$5,000
Core Logging On-site Supervision	$8,000
Engineering Reports	$5,000
Contingency @ 15%	$18,450
Total Cost - Phase II	$141,450

The extent of a Phase III program cannot be anticipated at this time.

We have not hired any personnel to perform the geological work on the Triune Property. Any geologist that we hire in the future will be responsible for selecting the appropriate personnel and incurring all worker-related costs, which we will reimburse for such services.

Canadian Mining Law

The laws of British Columbia govern work on the claim. Title to mineral claims are issued and administered by the Kamloops Land Title Office and any work on the property must comply with all provisions under the Mineral Tenure Act (British Columbia). A mineral claim acquires the right to the minerals, which were available at the time of location and as defined in the Mineral Tenure Act (British Columbia). There are no surface rights included, but the titleholder has the right to use the surface of the claim for mining proposes only. All work carried out on a claim that disturbs the surface by mechanical means requires a Notice of Work and must receive written approval from the District Inspector of Mines prior to commencement.

Glossary of Geological Terms

“Anticline” means an arch like formational bend.

“Basal” means the bottom of a formation in or near contact with another formation.

“Metamorphic rocks” means rocks, which have undergone a change in texture or composition as a result of heat and/or pressure.

“Paleozoic” means the era of geological time marked by the appearance of plants and animals.

“Phyllite” means metamorphic rock formed from mudstones or shales.

“Sedimentary rocks” means secondary rocks formed from material derived from other rocks and laid down under water.

“Volcanic rocks” means rocks formed from volcanic magma that has flowed from a volcano.

The sections below describing the property are excerpts from a geological report dated August 1, 2007 prepared by Mr. Timmins, our consulting geologist. Mr. Timmins has not visited the site and no visual inspection has been performed. Mr. Timmin’s recommendations are based solely on his interpretation of prior geological surveys.

Location, Access, Topography and Climate

The claims are situated about 15 miles southeast of the Village of Trout Lake which is located some 48 miles southeast of the Town of Revelstoke, British Columbia, and can be accessed by paved road and ferry. Revelstoke is located on the Trans Canada Highway some 300 miles east of Vancouver, British Columbia. Access to the property is provided by four-wheel drive road, which will require rehabilitation by bulldozer. The claims lie in extremely rugged terrain and the old workings were excavated in a cirque (basin) at the head of Triune Creek. The claims range in elevation from about 7,250 feet above sea level to 7,650 feel above sea level and locally the topography is extremely steep. Annual snowfall may be as much as 30 feet and the area of the workings is usually snow-free from mid July to October. Heavy timber consisting of fir, cedar and hemlock grow below 4,500 feet. Above 4,500 feet, there is sparse stunted timber. The old mine area is above timber. There are no facilities at the site.

History of the Property

The Ferguson Brothers staked the claims in 1900 after the discovery of lead-silver mineralization was exposed by a retreating glacier. An adit (horizontal tunnel) was driven 50 feet into the mountain in 1901 from which 96 tons of hand-picked ore was shipped to the smelter. The values are reported as 0.90 ounce/ton gold, 400 ounce/ton silver and 50% lead. A second adit was then excavated 140 feet below the #1 adit (discovery adit), from 1902 to 1905. The property was then acquired by the Metropolitan Mining and Development Co., which operated from 1902 to 1905 completing 920 feet of tunneling and raises (a raise is an excavated opening between different levels of underground tunnels). It is reported by the B.C. Department of Mines in 1916 that shipments of ore from the Triune totaled 534 tons. The property was then idle until 1916 due to litigation. The Minnesota Gold and Silver Mining and Manufacturing Co. operated the property form 1916 to 1918, however particulars are unknown. Although details are scant, it is known that an aerial tramway was constructed, some ore mined and shipped. There was again activity by H.F. Upton and D.A. Lougheed in 1940 and, apparently, ore was stockpiled for shipment from the #2 and #3 adits, however the ore was not shipped due to legalities. The road to the property was made accessible for four-wheel drive vehicles in 1952. Legalities, litigation and title and ownership problems have plagued the Triune property for many years, however these problems were cleared up by Mr. Isaac Miller in 1950. In 1956, Richrock Mines Ltd. acquired the property. Richrock retained Dolmage Campbell and Associates Ltd. of Vancouver who carried out a program of geological mapping in 1969. Some rehabilitation of the #2 and #3 adits was also completed. It appears that other than minimal prospecting, the property was again idle until 1979 at which time Richrock prepared a partial assay plan. A.F. Roberts, P. Eng. Prepared reports with work recommendations in 1978 and 1979. Imperial Consolidated Capital acquired the property in 2003 however the agreement was terminated in 2006. As far as is known, no further work has been carried out.

Regional and Local Geology

The Triune Property is underlain by the Index and Triune Formations of the Lardeau Group of rocks. The Lardeau Mineral District lies near the northern end of the Kootenay Arc, a curving belt of complexity deformed sedimentary, volcanic, and metamorphic rocks. From near Revelstoke, this belt extends southeasterly to Kootenay Lake and then southerly into the United States. Within the Kootenay Arc, a prominent geologic unit is the Lardeau Group of sedimentary and volcanic rocks of Paleozoic age. Near Trout Lake, the Lardeau Group crops out over a width of 15 miles. Near the Triune Mine, the Lardeau Group has been subdivided into five formations all exposed in the Silver Cup anticline. The anticline is overturned to the West so that all the beds dip to the northeast, at 50 degrees to 70 degrees. Of particular interest are the Index and Triune Formations at the base of the Lardeau Group. The Triune Mine ore-shoots, and also those of the deposits lying less than a mile to the northeast in the Silver Cup Mine area, occur in a basal member of the Triune Formation near the contact with the Index Formation. The Index Formation is the oldest map unit in the Triune Mine area. It occupies the core of the main anticline and because the beds are overturned, it overlies the younger Triune Formation. The Silver Cup, Triune, Bullwheel and Enterprise comprise the four quartz vein structures exposed on the property. There are no ore reserves at the Triune property.

Conclusions and Recommendations

The Triune property occurs in a favourable geologic environment, contains a previously semi-exploited vein structure (the Triune vein), and hosts other vein structures. The principal quartz veins occur in a sheared black slate and phyllite and are associated with fold structures within a major overturned anticline in Triune Formation rocks. The principal veins, such as the Triune vein, Silver Cup vein extension, and Bullwheel vein, merit further exploration. An initial two-phased exploration program is therefore recommended. The program would consist of road access reconstruction, trenching to expose, map and sample the northwest extension of the Triune vein structure, examination of the workings and, if favourable, proceeding to a second phase of diamond drilling to further test extensions of the Triune and Silver Cup veins in the basin area at depth and to locate the Triune structure from the #4 adit.

Geological and Technical Staff

We have not contracted with any geologist to assist with the exploration programs. At the right time, we will hire from the available pool of contract geologists depending on the time of the year and availability of experience. Presently, there are no other agreements or understandings to hire such geologists or engineers.

Competitive Factors

The mineral industry is fragmented. We compete with other exploration companies looking for a variety of mineral resources. We are a very small exploration company compared to many of our competitors. Although we will be competing with other exploration companies, there is no competition for the exploration of minerals on our mineral claim. We intend to explore and find sufficient mineralization to a point in which major mining companies or mining financial groups would seriously consider pursuing the mineral claim as a valuable and significant acquisition.

Location Challenges

We do not expect any major challenges in accessing the property during the initial exploration stages. However, due to the seasonal winter conditions of the area, we can only access the property between mid-July and October of each year.

Regulations

Our mineral exploration program will comply with the British Columbia Mineral Tenure Act. This act sets forth rules for:

*	locating claims
*	posting claims
*	working claims
*	reporting work performed

We also have to comply with the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

In order to explore for minerals on our mineral claim we must submit the plan contained in this prospectus for review. We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued to our agent or us. The exploration permit is the only permit or license we will need to explore for precious and base minerals on the mineral claim.

We will be required to obtain additional work permits from the British Columbia Ministry of Energy and Mines for any exploration work that results in a physical disturbance to the land. Accordingly, we may be required to obtain a work permit if we proceed beyond the exploration work contemplated by our proposed Phase I and Phase II exploration programs. There is a charge of approximately $1,455 (CDN$1,500) in order to obtain a work permit under the Mining Act. The time required to obtain a work period is approximately four weeks. We will incur the expense of our consultants to prepare the required submissions to the Ministry of Energy and Mines. We will be required by the Mining Act to undertake remediation work on any work that results in physical disturbance to the land. The cost of remediation work will vary according to the degree of physical disturbance. No remediation work is anticipated as a result of completion of Phase I and Phase II of the exploration program.

We have budgeted for regulatory compliance costs in the proposed exploration program recommended by the summary report. As mentioned above, we will have to sustain the cost of reclamation and environmental remediation for all exploration and other work undertaken. The amount of reclamation and environmental remediation costs are not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended exploration program. Because there is presently no information on the size, tenor, or quality of any mineral resource at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potential mineral deposit is discovered.

If we enter into substantial exploration, the cost of complying with permit and regulatory environment laws will be greater than in Phase I and Phase II because the impact on the project area is greater. Permits and regulations will control all aspects of any program if the project continues to that stage because of the potential impact on the environment. We may be required to conduct an environmental review process under the British Columbia Environmental Assessment Act if we determine to proceed with a substantial project. An environmental review is not required under the Environmental Assessment Act to proceed with the recommended Phase I or Phase II exploration programs on our Triune claims.

Environmental Factors

We will also have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our Phase I and II programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended two phases described above. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

Employees

Initially, we intend to use the services of contractors and consultants for exploration work on our properties. At present, we have no paid employees. We believe in keeping a low number of full-time employees will conserve cash and allow greater flexibility in the future.

Plan Of Operations

Our business plan is to proceed with the exploration of the Triune claims to determine whether there are commercially exploitable reserves of base and precious metals. We have decided to embark upon the initial phase of the exploration program recommended by Mr. Timmins, P.Eng. Phase I and Phase II of the recommended program will cost approximately $171,350. On July 31, 2007 we had cash on hand of $76,217 and working capital of $47,455. Accordingly, we are not able to proceed with Phase II even if recommended by our geologist. We will need additional funding of at least $200,000 to commence a Phase II program.

We expect that the Phase I field work of our initial exploration program will commence in July of 2008 and Phase II if recommended, in July 2009. Once we receive the results of our initial exploration program, our board of directors, in consultation with our consulting geologist, will assess whether to proceed to any further exploration phases. In making this determination to proceed, we will make an assessment as to whether the results of the initial exploration phase are sufficiently positive to enable us to proceed. This determination will include an assessment of our cash reserves after completion of the initial phase, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment. Should the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the Triune claims, we intend to seek out and acquire other North American mineral exploration properties, which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities.

Should a follow-up exploration program be undertaken, it would likely commence in July of 2009 after reviewing the results of Phase I. The cost and scope of Phase II of the exploration program is estimated at $141,450. We presently have sufficient funds to carry out Phase I of our exploration program and we are not reserving any of our cash for Phase II.

During this exploration stage, Mr. Kerry McCullagh, our president, will only be devoting approximately 10 hours per week of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next 12 months as an outside consultant is performing all exploratory work. If, however, the demands of our business require more time of Mr. Kerry McCullagh, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to adjust his timetable to devote more time to our business, up to 20 hours. Mr. Kerry McCullagh is also the principal of Polar Capital Corp., and he may not be able to devote the necessary time to the affairs of our business because of competing demands from Polar Capital Corp.

In the event that we require additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock. We will not be using this prospectus in any subsequent unregistered offering and we will comply with applicable integration rules as set forth in Rule 502(a) of Regulation D. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur the following expenses over the next 12 months:

(1)	$29,900 in connection with the completion of Phase I of our recommended geological work program; and

(2)

$5,000 for operating expenses and $43,333 for payment of offering expenses related to this Registration Statement. Kerry McCullagh has advanced $18,756 to the Company for expenses incurred on behalf of the

Company and $18,756 is recorded on the books of the Company as a non-interest bearing, unsecured demand loan payable to Kerry McCullagh.

We had cash in the amount of $76,217 as of July 31, 2007. We do not have plans to purchase any significant equipment or change the number of our employees during the next 12 months. In the next the 12 months, we will need to obtain additional financing to pay for our working capital needs. We anticipate that we will raise the working capital by a private placement of our common shares.

Results of Operations for Period Ending July 31, 2007

We did not earn any revenues from inception on April 25, 2007 to July 31, 2007. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

We incurred operating expenses in the amount of $18,676 for the period from inception on April 25, 2007 to July 31, 2007. These operating expenses included: (a) mineral property costs of $3,153; (b) professional services of $10,259; and, (c) management fees of $3,000. We anticipate our operating expenses will not change significantly as we undertake our exploration program.

We incurred a loss in the amount of $18,676 for the period from inception on April 25, 2007 to July 31, 2007. Our loss was attributable to general, administrative expenses and exploration expenses.

Liquidity and Capital Resources

We had cash of $76,217 as of July 31, 2007. We had working capital of $47,455 as of July 31, 2007.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Description of Property

Our only property is in option to acquire 6 Crown Granted (patented) mineral claims know as the Triune Property. The Triune claims are located in the Trout Lake Area, Lardeau District, Revelstoke Mining Division of British Columbia, Canada and consist of 79.69 hectares (202 acres).

We do not own or lease any property other than our interest in the Triune claims.

Currently, we are not paying any monthly rent for our office space located at Suite 206, 475 Howe Street, Vancouver, British Columbia. The rent of $500 per month is being donated by the President of our Company.

Available Information

We are filing a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Contact and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules. As of the effective date of this prospectus, we will have to comply with the information requirements of the Securities Exchange Act of 1934. Upon effectiveness of the Form SB-2 registration statement, we will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports we will be required to file are Forms 10-KSB, 10-QSB and 8-K. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 100 F Street, NE Washington, DC 20549. Copies of the material may be obtained from the public reference section, at prescribed rates. Please call the

Commission at 1-800-SEC-0330. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider. Our registration statement and the referenced exhibits can also be found on this site.

Contact Minerals Corp.
(An Exploration Stage Company)

July 31, 2007

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
Contact Minerals Corp.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Contact Minerals Corp. (An Exploration Stage Company) as of July 31, 2007, and the related statements of operations, cash flows and stockholders' equity for the period from April 25, 2007 (Date of Inception) to July 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Contact Minerals Corp. (An Exploration Stage Company) as of July 31, 2007, and the results of its operations and its cash flows for the period from April 25, 2007 (Date of Inception) to July 31, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred operating losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

September 5, 2007

Contact Minerals Corp.
(An Exploration Stage Company)
Balance Sheet
(Expressed in U.S. dollars)

July 31,
2007
$

ASSETS
Current Assets
Cash	76,217
Total Assets	76,217

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	93
Accrued liabilities (Note 4)	9,913
Due to related party (Note 5(d))	18,756
Total Liabilities	28,762
Contingencies and Commitments (Notes 1 and 3)
Stockholders’ Equity
Preferred Stock
Authorized: 15,000,000 preferred shares, par value $0.001
Issued and outstanding: Nil	–
Common Stock
Authorized: 150,000,000 common shares, par value $0.001
Issued and outstanding: 7,140,000 common shares	7,140
Additional Paid-in Capital	57,860
Stock Subscriptions Receivable (Note 6)	(4,750)
Donated Capital (Note 5(b))	5,881
Deficit Accumulated During the Exploration Stage	(18,676)
Total Stockholders’ Equity	47,455
Total Liabilities and Stockholders’ Equity	76,217

(The Accompanying Notes are an Integral Part of these Financial Statements)

Contact Minerals Corp.
(An Exploration Stage Company)
Statement of Operations
(Expressed in U.S. dollars)

For the period from
April 25, 2007
(Date of Inception)
to July 31,
2007
$

Revenue	–

Expenses

General and administrative	764
Impairment of mineral property costs (Note 3)	2,500
Management fees (Note 5(b))	3,000
Mineral property costs (Note 3)	653
Professional services (Note 5(c))	10,259
Rent (Note 5(b))	1,500

Total Expenses	18,676

Net Loss	(18,676)

Net Loss Per Share – Basic and Diluted	(0.01)

Weighted Average Shares Outstanding	1,888,000

(The Accompanying Notes are an Integral Part of these Financial Statements)

Contact Minerals Corp.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. dollars)

For the period from
April 25, 2007
(Date of Inception)
to July 31,
2007
$
Operating Activities
Net loss for the period	(18,676)
Adjustment to reconcile net loss to net cash used in
operating activities:
Donated services	5,881
Impairment of mineral property costs	2,500
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	10,006
Due to related parties	18,756
Net Cash Provided by Operating Activities	18,467
Investing Activities
Acquisition of mineral property claims	(2,500)
Net Cash Used in Investing Activities	(2,500)
Financing Activities
Proceeds from issuance of common stock	60,250
Net Cash Provided by Financing Activities	60,250
Increase in Cash	76,217
Cash – Beginning of Period	–
Cash – End of Period	76,217

Supplemental Disclosures:
Interest paid	–
Income taxes paid	–

(The Accompanying Notes are an Integral Part of these Financial Statements)

Contact Minerals Corp.
(An Exploration Stage Company)
Statement of Stockholders’ Deficit
For the period from April 25, 2007(Date of Inception) to July 31, 2007
(Expressed in U.S. dollars)

						Deficit
						Accumulated
			Additional	Stock		During the
		Common	Paid-In	Subscriptions	Donated	Exploration
	Shares	Stock	Capital	Receivable	Capital	Stage	Total
	#	$	$	$	$	$	$

Balance – April 25, 2007
(Date of Inception)	–	–	–	–	–	–	–

Shares issued for cash at $0.001
per share	4,000,000	4,000	–	–	–	–	4,000

Shares issued for cash at $0.01
per share	2,400,000	2,400	21,600	(1,000)	–	–	23,000

Shares issued for cash at $0.05
per share	740,000	740	36,260	(3,750)	–	–	33,250

Donated services	–	–	–	–	5,881	–	5,881

Net loss for the period	–	–	–	–	–	(18,676)	(18,676)

Balance – July 31, 2007	7,140,000	7,140	57,860	(4,750)	5,881	(18,676)	47,455

(The Accompanying Notes are an Integral Part of these Financial Statements)

Contact Minerals Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

1.	Exploration Stage Company

Contact Minerals Corp. (“the Company”) was incorporated in the State of Nevada on April 25, 2007. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenue and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at July 31, 2007, the Company has accumulated losses of $18,676 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company plans to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 3,640,000 shares of common stock for resale by existing shareholders of the Company at $0.20 per share until the shares are quoted on the OTC Bulletin Board (“OTCBB”). The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is July 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated services and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	d)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti- dilutive.

Contact Minerals Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	e)	Financial Instruments

The fair values of financial instruments, which include cash, accounts payable, accrued liabilities, and amounts due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	f)	Foreign Currency Transactions/Balances

The Company’s functional currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation” (“SFAS No. 52). Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	g)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

	h)	Mineral Property Costs

The Company is primarily engaged in the acquisition, exploration and development of mineral properties.

Mineral property acquisition costs are capitalized in accordance with EITF 04-2 “Whether Mineral Rights Are Tangible or Intangible Assets” when management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures. Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met. In the event that a mineral property is acquired through the issuance of the Company’s shares, the mineral property will be recorded at the fair value of the respective property or the fair value of common shares, whichever is more readily determinable.

Mineral property exploration costs are expensed as incurred.

When mineral properties are acquired under option agreements with future acquisition payments to be made at the sole discretion of the Company, those future payments, whether in cash or shares, are recorded only when the Company has made or is obliged to make the payment or issue the shares. Because option payments do not meet the definition of tangible property under EITF 04-2, all option payments are expensed as incurred.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves and pre feasibility, the costs incurred to develop such property are capitalized.

Contact Minerals Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

h)	Mineral Property Costs (continued)

Estimated future removal and site restoration costs, when determinable are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

As of the date of these financial statements, the Company has incurred only acquisition and exploration costs which have been expensed.

To date, the Company has not established any proven or probable reserves on its mineral properties.

i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

j)	Stock-based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123R “Share Based Payments”, using the fair value method. The Company has not issued any stock options since its inception.

k)	Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

3.	Mineral Property

On June 30, 2007, the Company entered into a property option agreement with a relative of the President of the Company whereby the Company has the option to acquire a 100% interest in and to six mineral claims located in the Revelstoke Mining District in the Province of British Columbia by payment of $2,500 (paid) upon signing the contract, $2,500 within 10 days of the Company being listed for trading on the OTC Bulletin Board, $10,000 on the first anniversary of this agreement and $10,000 on the second anniversary of this agreement. The Company must also pay 1% Net Smelter Returns Royalty (NSR) upon commencement of commercial production to a maximum of $1,000,000. During the period ended July 31, 2007, the Company incurred a total of $653 for mineral property costs, and impaired the $2,500 acquisition cost of the mineral properties as future benefits cannot be determined.

Contact Minerals Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

4.	Accrued Liabilities

At July 31, 2007, accrued liabilities of $9,913 consist of professional fees.

5.	Related Party Transactions

	a)	On June 25, 2007, the Company issued 4,000,000 shares of common stock at $0.001 per share to the President of the Company and to a private company controlled by the President for proceeds of $4,000.

b)

During the period ended July 31, 2007, the Company recognized a total of $3,000 for donated services at $1,000 per month and $1,500 for donated rent at $500 per month provided by the President of the Company.

	c)	During the period ended July 31, 2007, the Company recognized $956 of legal fees and $425 of filing fees donated by the President of the Company.

	d)	As at July 31, 2007, the Company owes $18,756 to the President of the Company for expenses incurred on behalf of the Company. The amount owing is non-interest bearing, unsecured, and due on demand.

	e)	On June 30, 2007, the Company entered into a mineral property option agreement with a relative of the President of the Company. Refer to Note 3.

6.	Common Stock

	a)	On June 25, 2007, the Company issued 4,000,000 shares of common stock at $0.001 per share to the President of the Company and to a private company controlled by the President for proceeds of $4,000.

	b)	On July 15, 2007, the Company issued 2,400,000 shares of common stock at $0.01 per share for proceeds of $24,000, of which $1,000 is receivable at July 31, 2007.

	c)	On July 31, 2007, the Company issued 740,000 shares of common stock at $0.05 per share for proceeds of $37,000, of which $3,750 is receivable at July 31, 2007.

7.	Income Tax

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense differs from the amount that would result from applying the U.S federal and state income tax rates to earnings before income taxes. The Company has a net operating loss carryforward of approximately $10,295 available to offset taxable income in future years which expires in fiscal 2027. Pursuant to SFAS 109, the potential benefit of the net operating loss carryforward has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

July 31,
2007
$
Income tax recovery at statutory rate	(6,540)
Permanent differences	2,930
Valuation allowance change	3,610
Provision for income taxes	–

Contact Minerals Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

7.	Income Tax (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities at July 31, 2007 are as follows:

July 31,
2007
$
Net operating loss carryforward	3,610
Valuation allowance	(3,610)
Net deferred income tax asset	–

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

3,640,000 SHARES

OF CONTACT MINERALS CORP.

COMMON STOCK

PROSPECTUS

Date: ______________, 2007

All dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus.

We have not authorized any dealer, salesperson or other person to provide any information or make representation about Contact Minerals Corp. except the information or representation contained in this prospectus. You should not rely on any additional information or representation if made.

CONTACT MINERALS CORP.
Suite 206, 475 Howe Street
Vancouver, British Columbia V6C 2B3

Part II - Information Not Required In Prospectus

Item 24. Indemnification of Directors and Officers

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. Sections 78.7502 and 78.791 provide as follows:

Section 78.7502. Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

(1)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

(1)

Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

	(a)	By the stockholders;

	(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

	(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

	(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2)

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3)	The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

	(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

To the extent that indemnification may be related to liability arising under the Securities Act, the Securities and Exchange Commission takes the position that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the offering for the securities included in this registration statement:

Amount
SEC Registration Fee	$22
Transfer Agent and Miscellaneous Fees	$1,000
Accounting Fees and Expenses	$9,000
Legal Fees and Expenses	$33,000
Printing and Shipping Expenses	$200
Total	$43,222

All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders named in this prospectus. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.	Recent Sales of Unregistered Securities

We issued an aggregate of 4,000,000 shares of common stock on June 25, 2007 to Kerry McCullagh, our president, at a price of $0.001 per share. We received $4,000 from this offering. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. Mr. Kerry McCullagh is an officer and director of the Company. The securities sold were acquired for investment purposes only and without a view to distribution. At the time the shares were purchased, Mr. Kerry McCullagh was fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchaser acquired the securities for his own account.

On July 15, 2007, we issued 2,400,000 shares of common stock to 15 purchasers at $0.01 per share pursuant to Regulation S of the Securities Act. The purchasers represented to us that they were non-US persons, as defined in Regulation S, and that their intentions to acquire the securities was for investment only and not with a view toward distribution. We did not engage in a distribution of this offering in the United States and no general solicitation was made to the public and no advertising was conducted for the offering.

On July 31, 2007, we issued 740,000 shares of common stock to 18 purchasers at $0.05 per share pursuant to Regulation S of the Securities Act. The purchasers represented to us that they were non-US persons, as defined in Regulation S, and that their intentions to acquire the securities was for investment only and not with a view toward distribution. We did not engage in a distribution of this offering in the United States and no general solicitation was made to the public and no advertising was conducted for the offering.

Item 27.	Exhibits Index

No.	Exhibit Name
3.1	Articles of Incorporation
3.2	Bylaws and Amendments to Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Counsel
10.1

Property Option Agreement dated June 30, 2007 between Mr. William McCullagh and Contact Minerals Corp. whereby Contact has an option to acquire a 100% interest in and to the Triune Property by making US$25,000 over a two-year period.

23.1	Consent of Manning Elliott LLP, Chartered Accountant
23.2	Consent of Counsel (included in 5.1)
23.3	Consent of Mr. W.G. Timmins, P. Eng., Geologist

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

Item 28.	Undertakings

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

	(iii)	Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on October 1, 2007.

CONTACT MINERALS CORP.

By:	/s/ Kerry McCullagh
KERRY McCULLAGH
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Kerry McCullagh
KERRY McCULLAGH
Principal Financial Officer and Principal
Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Kerry McCullagh	Chief Executive Officer, Chief Financial Officer,	October 1, 2007
KERRY McCULLAGH	President, Secretary, Treasurer
and Director
(Principal Executive Officer, Principal Financial Officer
and Principal Accounting Officer)